EXHIBIT 23.2





Vivendi Universal
Form F-4 Registration Statement


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants of Vivendi, we consent to the use in the Form F-4 registration statement under the Securities Act of 1933, filed by Vivendi Universal, of our report dated March 10, 2000, relating to the consolidated balance sheet of Vivendi and its subsidiaries as of December 31, 1998 and the related consolidated statement of income, change in shareholder's equity and cash flow for the period then ended and to all references to our Firm included in or made part of this registration statement.

                                 Paris, France
                                August 27, 2001




                                                       /s/ RSM Salustro Reydel

                                                           RSM Salustro Reydel